Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter

and Nine Months Ended September 30, 2004

SAN DIEGO, CA, October 20, 2004 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and nine months ended September 30, 2004. Revenues for the quarter and nine months ended September 30, 2004, respectively, were $12.9 million and $39.4 million, compared to $11.2 million and $29.6 million for the same periods in 2003. The net loss for the quarter and nine months ended September 30, 2004 was $9.2 million, or $0.21 per share, and $27.4 million, or $0.63 per share, respectively, compared to $19.7 million, or $0.46 per share, and $53.2 million, or $1.30 per share, for the same periods in 2003. At September 30, 2004, the Company had cash, cash equivalents, short-term investments, and receivables totaling $102.2 million.

The increase in revenues for the quarter was primarily due to increases in grant revenue and new product-related revenue. The increase in revenues for the nine months ended September 30, 2004 was due to increases in research funding from collaborations, increases in grant revenue, new product-related revenue, and milestones earned under the Company’s collaboration with Syngenta. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements, regulatory approval timelines for new products, and an expected increase in product-related revenue based upon new product introductions.

The decrease in the net loss for the quarter was primarily due to the $8.7 million write-off of acquired in-process research and development as a result of the acquisition of an antifungal program from GlaxoSmithKline in July 2003, as well as a 15% increase in revenues over the same period in 2003. The decrease in the net loss for the nine months ended September 30, 2004 was primarily due to the combined $19.5 million write-off of acquired in-process research and development in conjunction with the February 2003 Syngenta transactions and the July 2003 GlaxoSmithKline transaction, as well as a 33% increase in revenues over the same period in 2003.

Research and development expenses for the quarter and nine months ended September 30, 2004, respectively, were $17.7 million and $53.7 million, compared to $17.6 million and $51.5 million for the same periods in 2003. The increase for the nine months ended September 30, 2004 was primarily related to headcount related costs as well as outside service costs associated with regulatory and grant activities.

Selling, general and administrative expenses for the quarter and nine months ended September 30, 2004, respectively, were $2.8 million and $9.2 million, compared to $3.3 million and $9.1 million for the same periods in 2003. The decrease for the quarter ended September 30, 2004 was primarily attributable to headcount related and legal costs.

“We continued to make progress in the third quarter, with two new bioscience product launches, new agreements with Syngenta and GSK, a new NIH grant to develop anti-infective antibodies, and the achievement of milestones under our collaboration with Syngenta,” stated Jay M. Short, Ph.D., President and Chief Executive Officer. “As our portfolio of commercialized bioscience products and late-stage product candidates continues to grow, we are increasingly focusing our efforts on marketing and selling these products while we develop our pharmaceutical pipeline. Our recent launches of Cottonase™ enzyme, Luminase™ enzyme, and Bayovac® SRS vaccine will help to advance our goal of building a high-value bioscience business that complements our developing pharmaceutical business,” continued Dr. Short.

Updated Financial Guidance

For the full year 2004, the Company expects total revenues of $57-$60 million and a net loss of approximately $33 million, depending on the amount of product-related revenue in the fourth quarter.

The Company will not provide any further material guidance on analysts’ financial models beyond the information provided in this press release.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. Diversa has established alliances and joint ventures with market leaders, such as Amgen, BASF, Bayer Animal Health, The Dow Chemical Company, DSM Pharma Chemicals, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline plc, Invitrogen Corporation, Medarex, and XOMA. In addition, Diversa has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuations in revenues and the factors that could cause revenues to fluctuate, the Company’s ability to commercialize, market, and sell products and develop a pharmaceutical pipeline, the ability of the Company to build a high-value bioscience business and pharmaceutical business, and updated financial guidance, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products (including by obtaining any required regulatory approvals) using the Company’s technologies and the timing for launching any commercialized products, the ability of the Company to market and sell any products that it commercializes, the development or availability of competitive products or technologies, and the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements and licenses. These factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Selected Financial Information

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Collaborative revenue	$8,383	$9,345	$28,184	$25,867
Grant revenue	2,638	974	7,478	2,170
Product-related revenue	1,875	899	3,753	1,554

Total revenues	12,896	11,218	39,415	29,591

Expenses:
Cost of goods sold	959	1,252	2,164	1,804
Research and development	17,748	17,562	53,691	51,483
In-process research and development	—	8,714	—	19,478
Selling, general and administrative	2,792	3,266	9,233	9,141
Amortization of intangible assets	650	649	1,952	1,600
Non-cash, stock-based compensation	—	20	—	129

Total operating expenses	22,149	31,463	67,040	83,635

Loss from operations	(9,253)	(20,245)	(27,625)	(54,044)

Interest and other income, net	24	562	226	2,096
Equity in loss of joint venture	—	—	—	(1,255)

Net loss	$(9,229)	$(19,683)	$(27,399)	$(53,203)

Basic and diluted net loss per share	$(0.21)	$(0.46)	$(0.63)	$(1.30)

Weighted average shares used in computing basic and diluted net loss per share	43,505	42,766	43,318	41,081

Condensed Balance Sheet

(in thousands)

	September 30, 2004 (unaudited)	December 31, 2003
Cash, cash equivalents and short-term investments	$97,799	$127,483
Accounts receivable	4,359	5,416
Other current assets	4,222	1,459
Property and equipment, net	28,684	32,123
Other assets	50,627	54,842

Total assets	$185,691	$221,323

Current liabilities	$17,170	$18,435
Deferred revenue	2,112	11,314
Long-term liabilities	9,655	10,131
Stockholders’ equity	156,754	181,443

Total liabilities and stockholders’ equity	$185,691	$221,323

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Contacts:

Martin Sabarsky

Corporate Development and Investor Relations

(858) 526-5166